AMENDED AND RESTATED LETTER AGREEMENT

WHEREAS, Quixote Capital Management, LLC (the "Adviser") and Unified Series Trust (the "Trust") initially entered into a Letter Agreement dated as of November 21, 2005, pursuant to which the Adviser agreed to waive its fees and/or reimburse certain operating expenses of QCM Absolute Return Fund (the "Fund") through October 31, 2007 (as hereby amended, the "Letter Agreement"); and

WHEREAS, the Letter Agreement did not reflect the practice of the parties after the Fund had commenced operations; and

WHEREAS, the parties hereto desire to amend the Letter Agreement to make it consistent with practice of the parties.

NOW, THEREFORE, the parties hereby agree to amend and restate the Letter Agreement in its entirety, effective as of November 21, 2005, the Fund's inception:

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To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the sole investment adviser to the Fund pursuant to a Management Agreement approved by the Board of Trustees on August 29, 2005 (the "Agreement").

Effective as of November 21, 2005 through the end of the Fund's second fiscal year, we hereby agree to waive our management fee and/or agree to reimburse Fund expenses, but only to the extent necessary to maintain the Fund's Net Operating Expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 2.25% of average daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the expense was incurred; provided that the Fund is able to make the repayment without exceeding the 2.25% expense limitation.

Very truly yours,

Quixote Capital Management, LLC

By: ______________________
Troy Johnson, Managing Partner

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: ______________________
Anthony J. Ghoston, President